UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2006

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The information concerning the Employment Agreement referred to in Item 5.02 below is incorporated in this Item 1.01 by reference.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On March 29, 2006, the Board of Directors of SAVVIS, Inc. (the “Company”) appointed Jonathan C. Crane as Chairman of the Board of Directors, effective immediately. Mr. Crane will also serve as an executive officer and strategic advisor to the Company reporting to Philip Koen, the Company’s Chief Executive Officer.

Mr. Crane entered into an Employment Agreement (the “Employment Agreement”) with the Company dated as of March 29, 2006. The term of the Employment Agreement is four years. Under the Employment Agreement, Mr. Crane is entitled to a base salary of $350,000 per year. In addition, he is eligible to receive an annual incentive bonus, which is targeted at 50% of his base salary. Mr. Crane will also be entitled to benefits commensurate with those available to other senior executives. In connection with his employment, Mr. Crane has also been granted options to purchase 300,000 shares of the Company’s common stock at an exercise price of $1.25 per share, the closing price of the common stock on March 28, 2006. In addition, he has been granted 1,200,000 restricted stock units that will vest over four years provided that the Company meets certain performance criteria. Mr. Crane will also receive restricted preferred units that are intended to give him the economic equivalent of owning 1,562 shares of the Company’s Series A Convertible Preferred Stock that were issued in March 2002 for so long as the Series A Preferred Stock remain outstanding. Such shares are currently convertible into approximately 3.3 million shares of common stock. The restricted preferred units vest over four years and when fully vested would settle into that number of shares of common stock as the Series A Preferred Stock would then be convertible into (approximately 5.2 million shares of common stock), less a settlement cost of $2,437,845. Any unvested stock options, restricted stock units and restricted preferred units awarded pursuant to the agreement will vest in full following a change in control event if Mr. Crane has reduced responsibilities or is terminated without cause. If a change in control event occurs within the first nine months of his employment, the vesting of equity awards is limited to $4.0 million of pre-tax value unless the board approves otherwise. Mr. Crane’s employment may be terminated by the Company for cause or by Mr. Crane for good reason. If Mr. Crane is terminated by the Company without cause or if he terminates for good reason, he is entitled to receive continuation of salary for 18 months, continued medical and dental coverage for 18 months and his target bonus for the year of termination, prorated to the date of termination. In addition, Mr. Crane will not compete with the Company during the term of his employment and for 18 months thereafter. The Company will reimburse Mr. Crane for up to $5,000 of his attorney’s fees in connection with the Employment Agreement.

Prior to joining the Company, Mr. Crane, who is 56 years old, served as Chief Strategy Officer-Executive Vice President, Corporate Development at MCI, Inc. from January 2003 to January 2006. While serving in this capacity, Mr. Crane also served as President, International and Wholesale Markets for MCI from May 2004 to October 2004, and in 2003, he served as MCI’s Executive Vice President, Marketing. Furthermore, Mr. Crane served as Chairman of the Board of Digex, Inc., an enhanced hosting company, during 2003. Upon rejoining MCI in January 2002, Mr. Crane served as Chief of Staff- Sales and then President- Sales, Marketing and Customer Service until his appointment as Chief Strategy Officer in January 2003. Prior to joining MCI, Mr. Crane served as Chief Executive Officer of Adero, Inc. from 1999 to 2001, and he served as Chief Executive Officer of Marcam Solutions, Inc. from 1997 to 1999. Mr. Crane received a B.A. degree in History from Dartmouth College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: April 3, 2006	By:	/s/ Jeffrey H. VonDeylen
	Name:	Jeffrey H. VonDeylen
	Title:	Chief Financial Officer